                                                                  EXHIBIT 10.20

                         TECHNOLOGY LICENSE AGREEMENT

          THIS AGREEMENT (the "License Agreement") is made this 30th day of August, 1995 (the "Effective Date"), by and between Milcom International Corp., a United States company, with its principal place of business at 17500 Gillette Avenue, Irvine, California 92714-5610 ("Milcom") and Unique Wireless Developments, L.L.C., a Delaware limited liability company with principal offices at 8336 Sterling Street, Irving, Texas 75063 ("UWD").

                                   RECITALS
                                   --------

     A. WHEREAS, UWD has developed and owns or has rights to certain technology relating to the design, structure and operation of a wireless communications link between mobile and/or fixed radio transceivers; and

     B. WHEREAS, Milcom is engaged in the development, manufacture and sale of high-powered radio amplifiers; and

     C. WHEREAS, Milcom will be providing UWD with two prototypes of an amplifier compatible with UWD's Dynamic Channel Multi-carrier Architecture ("DCMA") technology; and

     D. WHEREAS, Milcom wishes to obtain a license from UWD to manufacture and sell such amplifiers and UWD wishes to grant such license on the terms and conditions set forth herein;

     NOW, THEREFORE, in consideration of the mutual covenants and conditions set forth below, the parties hereto agree as follows:

1.  Definitions
    -----------

     In addition to certain terms defined on first use herein, the following terms shall have the following meanings:

     1.1  "Base Station Amplifier Technology" shall mean any Confidential
           ---------------------------------
Information provided by UWD to Milcom in connection with the development of Compatible Amplifiers.

     1.2  "Compatible Amplifiers" shall mean any device that can be used with
           ---------------------
UWD's DCMA technology for application in the Land Mobile Radio (LMR) industry regardless of frequency and provides direct frequency up-conversion of baseband quadrature modulated inputs together with the RF Amplification necessary to boost the output signal to any required level.

     1.3  "Confidential Information" shall mean all ideas and information of any
           ------------------------
kind, whether in written, oral, graphical, machine-readable or other form, whether or not marked or identified as confidential or proprietary, which are disclosed or made available by either party hereto to the other, which the disclosing party desires to protect against unrestricted disclosure or competitive use and which relate to the disclosing party's technology, know-how, technical data, products, software, works of authorship, assets, operations, contractual relationships, plans or any other aspect of its business. Without limiting the generality of the foregoing, Milcom acknowledges that information relating to or comprising the Base Station Amplifier Technology shall be the Confidential Information of UWD.

     1.4  "Commencement Date" shall mean the first day of the first month in
           -----------------
which Milcom sells a Compatible Amplifier.

     1.5  "Licensed Trademarks" shall mean the trademarks of UWD listed on
           -------------------
Exhibit A as may be amended from time to time.

     1.6  "Net Sales" shall mean the gross amount billed by Milcom for all sales
           ---------
or other dispositions of Compatible Amplifiers (the "gross sales price"), less credit for the following (to the extent reflected in the gross sales price, actually incurred by Milcom and appropriately documented);

          (a) Trade or quantity discounts actually allowed and taken in such amounts as are customary in the trade;

          (b) Transportation and delivery charges, including insurance premiums, prepaid or allowed; and

          (c) Governmental sales taxes, use taxes and tariff duties imposed directly on sales of Compatible Amplifiers, provided
               Milcom's price is reduced thereby, but not franchise, income, or other taxes of any kind.

No deduction shall be made for commissions, whether to third parties or to employees of Milcom. If Milcom uses any Compatible Amplifier itself, or sells or otherwise disposes of any Compatible Amplifier other than in a bona fide arm's length sale (including, without limitation, for promotional purposes), the Compatible Amplifier shall be deemed to have been sold for purposes of the foregoing and the "gross sales price" shall be deemed to be Milcom's then current price to dealers for the Compatible Amplifier. In the case of any sale or other disposition, Compatible Amplifiers shall be considered sold for purposes of the foregoing when shipped or when the price is invoiced or otherwise charged, whichever is earlier.

     1.7  "Stand-Alone Compatible Amplifiers" shall mean Compatible Amplifiers
           ---------------------------------
manufactured by a company that does not manufacture base station and terminal equipment that can be used with Compatible Amplifiers.

     1.8  "Territory" shall mean the countries listed on the attached Exhibit B.
           ---------

2.    License Rights.
      --------------

     2.1  License Grant to Milcom.  On the terms and subject to the conditions
          -----------------------
set forth herein, UWD hereby grants to Milcom:

          (a) beginning on the Effective Date and for a period that ends on the earlier of (i) two years after Commencement Date or (ii) the date by which Milcom has achieved a total of $6,000,000 in Net Sales of Compatible Amplifiers, an exclusive license in the Territory to use UWD technology pertaining to Compatible Amplifiers, including applicable patents, trade secrets, and know-how, to manufacture, use and sell Stand-Alone Compatible Amplifiers; and

          (b) beginning at the end of the period set forth in Section 2.1(a) and continuing on a perpetual basis thereafter, a non-exclusive license in the Territory to use UWD technology pertaining to Compatible Amplifiers, including applicable patents, trade secrets, and know-how, to manufacture, use and sell Stand-Alone Compatible Amplifiers;

          (c) during the term of the licenses set forth in subsection 2.1(a) and (b) hereof, a non-exclusive license in the Territory to use any applicable Licensed Trademarks in connection with the sale or advertising of Compatible Amplifiers manufactured and sold by Milcom.

     2.2  Certain License Limitations.
          ---------------------------

          (a) Nothing herein shall be construed as granting Milcom, by implication, estoppel or otherwise, any license or other right under any patent or other intellectual property right of UWD, except for the licenses expressly granted in Section 2.1.

          (b) Milcom's rights hereunder are limited to the Territory, and Milcom shall not, directly or indirectly, manufacture, market, promote, distribute, sell or use any Compatible Amplifiers outside the Territory or for use outside the Territory. Milcom shall promptly inform UWD of all inquiries relating to Compatible Amplifiers from outside the Territory or for use outside the Territory. UWD in its sole discretion may pursue such inquiries itself or through others or may permit Milcom to pursue such inquiries.

          (c) All Compatible Amplifiers marketed and sold by Milcom shall bear the appropriate Licensed Trademark(s) in visible and legible form, at least as prominent as any trademarks of Milcom, except as otherwise provided in the last sentence of this paragraph. In advance of any use of the Licensed Trademarks on any Compatible Amplifier or in connection with any advertising, marketing, instructional or other material, Milcom shall furnish UWD a sample for its review and approval. Milcom agrees that all Compatible Amplifiers manufactured, distributed or sold under any Licensed Trademark shall meet or exceed the standards of quality established from time to time by UWD, and that neither the Licensed Trademarks nor any confusingly similar marks shall be used in connection with any goods or services other than the Compatible Amplifiers. UWD shall have the right to inspect Milcom's Compatible Amplifiers and premises upon reasonable notice to ensure compliance with the foregoing requirements.
All rights in the Licensed Trademarks shall remain at all times the sole property of UWD, and all use of the Licensed Trademarks shall inure to the benefit of UWD. Milcom agrees to assist in such registration of the Licensed Trademarks in countries in the Territory in the name of UWD and such registration of Milcom as a user of the Licensed Trademarks as UWD may reasonably request from time to time, at UWD's expense. Whenever Milcom uses the Licensed Trademarks in any manner, Milcom shall indicate UWD's ownership thereof and shall comply with any marking or notice requirements under applicable law. In the event Milcom breaches any of the provisions of this Section 2.2(c), in addition to any other rights or remedies, UWD may terminate the license under
Section 2.1(c) to use the Licensed Trademarks. If either Milcom or UWD reasonably believes that any use of a Licensed Trademark otherwise required by this paragraph will infringe any trademark or similar rights of any third party, then such party shall notify the other and UWD, at this election, shall modify such Licensed Trademark for such use so that it is not infringing or shall permit such marketing or sale without the use of such Licensed Trademark.

3.   Royalties and Taxes.
     -------------------

     3.1  Royalties.
          ---------

          (a) In partial consideration for the rights and licenses granted herein by UWD, Milcom agrees to pay to UWD during the License Term a royalty on Net Sales in the following amount:

               (i) for the first $6,000,000 of Net Sales, a non-refundable up front royalty payment of $300,000, payable as follows:


                  Date                      Payment Amount
                  ----                      --------------
            August 31, 1995                    $100,000
            September 17, 1995                 $ 50,000
            October 17, 1995                   $ 50,000
            November 1, 1995                   $ 50,000
            December 1, 1995                   $ 50,000

No portion of said up front royalty shall be refundable for any reason other than the reasons set forth in the second sentence of Section 3.1(b) hereof.

               (ii) for Net sales from $6,000,001 through $12,000,000, Milcom shall pay a non-refundable, up front royalty of $300,000, payable in six equal monthly installments beginning on the date Net Sales exceed $6,000,000.

               (iii) for Net Sales in excess of $12,000,000, Milcom shall pay a royalty equal to the lowest royalty paid by a licensee of UWD in a position similar to that of Milcom for similar quantities and similar terms and conditions, but in no event more than the following:

                                                       Prepayment
      Net Sales                   Royalty Rate        Royalty Rate
      ---------                   ------------        ------------
$12,000,001-$24,000,000               7.0%                6.3%
$24,000,001-$36,000,000               6.0%                5.4%
In excess of $36,000,000              5.0%                4.5%

The royalty payable pursuant to this subsection (iii) shall be payable as provided in Section 3.1(c) below unless the royalty on each additional $6,000,000 increment of Net Sales is prepaid in 6 equal monthly installments beginning on the date that Net Sales exceeded the previous $6,000,000 increment (any such prepayment would entitle Milcom to the Prepayment Royalty Rate referenced above).

          (b) In the event that UWD licenses a company to manufacture base stations and terminal equipment that can be used with Compatible Amplifiers and, as condition of accepting such license, said company requires the right to manufacture Compatible Amplifiers, nothing in this License Agreement shall be deemed to prohibit UWD from granting such licenses in that Milcom's exclusivity extends only to the manufacturers of Stand-Alone Compatible Amplifiers.
However, in the event that all radio systems utilizing the technology compatible with the Compatible Amplifiers are manufactured by companies that manufacture their own Compatible Amplifiers and, as a consequence, there is no market for Milcom's Compatible Amplifiers, then UWD will refund the sum of $300,000 minus 5% of Milcom's Net Sales.

          (c) Running royalties shall be payable by Milcom to UWD for each calendar quarter during the License Term, on or before the thirtieth (30th) day following the end of such calendar quarter.

          (d) All payments due under this Article 3 shall be made by Milcom within the United States in U.S. dollars, by check drawn on, or wire transfer from, a U.S. bank account.

          (e) In calculating royalties due on Net Sales made in any foreign currency, conversion to U.S. dollars shall be at the rate of exchange published in The Wall Street Journal (or alternative publication mutually agreed by the parties) for the business day closest to the end of the quarter with respect to which such royalties are due.

     3.2  Taxes. In addition to any other amounts due hereunder, Milcom shall
          -----
pay all foreign, federal, state, municipal and other governmental excise, sales, use, property, customs, import, value added, gross receipts and other taxes, fees, levies and duties of any nature now in force or enacted in the future that are assessed upon or with respect to the use, manufacture or sale of Compatible Amplifiers, any payments made or owing hereunder, or otherwise arising in connection with this License Agreement or any transactions contemplated hereby, but excluding United States taxes based on UWD's net income. If Milcom is required by the law of any country to make any deduction, or withhold from any sum payable to UWD by Milcom hereunder, then the sum payable by Milcom upon which the deduction or withholding is based shall be increased to the extent necessary to ensure that, after such deduction or withholding, UWD receives and retains, free from liability for such deduction or withholding, a net amount equal to the amount UWD would have received and retained in the absence of such required deduction or withholding.

4.   Reports, Payments and Accounting.
     --------------------------------

     4.1 Sales Reports. Within thirty (30) days after the end of each calendar
         -------------
quarter, Milcom shall deliver a written report certified by a responsible corporate officer (the "Sales Report") describing in detail the manner in which the amount credited against the up front royalty or payable as running royalty was calculated, and separately stating gross sales by Milcom by country, as well as any permitted amounts deducted in calculating Net Sales. Each Sales Report also shall set forth all Compatible Amplifiers used by Milcom itself or sold or otherwise disposed of other than in a bona fide arms' length sale. Milcom shall provide such additional information concerning the calculation of royalties and other data in the Sales Reports as UWD may reasonably request from time to time.

     4.2 Records; Audit. Milcom agrees to make and maintain detailed, accurate
         --------------
books, records and accounts containing the information required to calculate the royalties due to UWD and to verify the accuracy and completeness of the Sales Reports and Milcom's compliance with its other obligations hereunder, and to keep such books, records and accounts for a period of three (3) years after the relevant reporting period. During the term of this License Agreement and for a period of two (2) years thereafter, UWD shall have the right from time to time to audit, through any reputable certified public accounting firm selected by UWD, such books, records, accounts and customer invoices and other supporting documentation of Milcom, in order to verify the amount of royalties due, the Sales Report and Milcom's compliance with this License Agreement. UWD shall provide Milcom at least ten (10) days' prior written notice of its election to conduct such an audit. Milcom shall assist the representatives of UWD in conducting such audit, without charge, and shall make such documents available for inspection and copying and shall make such personnel available for interviews as may be reasonably necessary to allow UWD or its representative to perform the audit.

UWD agrees to make and maintain detailed, accurate books, records and accounts containing the information required to calculate the royalty rates charged to UWD's licensees and to verify that UWD is charging Milcom the royalty rate required by this agreement and to keep such books, records and accounts for a period of three (3) years after the relevant royalty period. During the term of this License Agreement (after Net Sales have reached $12,000,000) and for a period of two (2) years thereafter, Milcom shall have the right to from time to time to audit, through a reputable certified public accounting firm selected by Milcom, such books, records and accounts and other supporting documentation of UWD, in order to verify that UWD is charging Milcom the royalty rate required by this agreement. Milcom shall provide UWD at least ten (10) day's prior written notice of its election to conduct such an audit. UWD shall assist the representatives of Milcom in conducting such audit, without charge, and shall make such documents available for inspection and copying and shall make such personnel available for interviews as may be reasonably necessary to allow Milcom or its representatives to perform the audit.

     4.3   Audit Expenses.  If any audit by UWD reveals that Milcom has
           --------------
underpaid UWD (or taken credits against the up front royalty) by an amount equal to or greater than ten percent (10%) of the amounts owed (or the amounts that should have been credited) with respect to any reporting period, and that such underpayment was deliberate, then Milcom shall bear all expenses reasonably incurred by UWD in connection with the audit. Any underpayment revealed by the audit shall be paid to UWD by Milcom within ten (10) days of receipt from UWD of notice of such underpayment.

If any audit by Milcom reveals that UWD has overcharged Milcom by an amount equal to or greater than ten percent (10%) of the amount owed and that such overcharge was deliberate, then UWD shall bear all expenses reasonably incurred by Milcom in connection with the audit. Any overpayment revealed by the audit shall be paid to Milcom within ten (10) days of receipt from Milcom of notice of such overpayment.

5.   Ownership.
     ---------

     Milcom acknowledges and agrees that UWD is and shall remain the sole and exclusive owner of the Base Station Amplifier Technology, and all patents, know-how, trade secrets, Licensed Trademarks, and documentation provided or licensed pursuant to this License Agreement and that Milcom acquires no rights in or to any of the foregoing, other than the license rights specifically granted herein.

6.   Certain Obligations of Milcom.
     -----------------------------

     6.1   Marketing.  During the period of exclusivity, Milcom shall use its
           ---------
best efforts to manufacture, promote and sell Compatible Amplifiers in the Territory. During the period of non-exclusivity, Milcom shall use reasonable efforts to manufacture, promote and sell Compatible Amplifiers in the Territory.

     6.2   Support.  Milcom shall provide the purchasers of the Compatible
           -------
Amplifiers sold by Milcom with competent maintenance, support and service for such Compatible Amplifiers through qualified personnel.

     6.3   Reports.  Milcom shall furnish UWD with reports at least
           -------
semi-annually summarizing its marketing and support activities with respect to Statements of Work, and shall respond to such reasonable inquiries concerning such activities as UWD may make from time to time.

     6.4   Intellectual Property Notices.  Milcom agrees to apply, in legible
           -----------------------------
form, the label "DC/MA Compatible Product Produced and Sold under License from Unique Wireless Developments, L.L.C." to all Compatible Amplifiers sold by it. In addition, Milcom shall (i) mark all Compatible Amplifiers and their containers in accordance with the patent and other intellectual property marking laws and regulations, if any, of the jurisdictions in which such Compatible Amplifiers are manufactured, used or sold, and notify UWD in writing prior to the initial instance of any such marking, and (ii) comply with all reasonable requests by UWD regarding other notices to protect UWD's intellectual property rights.

     6.5   Notice of Violation.  If Milcom becomes aware of any infringement or
           -------------------
violation of any UWD patent, Licensed Trademark or other UWD intellectual property right by any third party (including, without limitation, any customer), Milcom shall promptly notify UWD and shall cooperate reasonably with UWD, at UWD's request and expense, to terminate or remedy such infringement or violation.

     6.6   Compliance With Certain Laws.  If any filing with or notice to any
           ----------------------------
governmental authority, or any government approval of this License Agreement, is required to make this License Agreement effective or to make UWD's rights hereunder enforceable or otherwise to protect UWD's proprietary rights hereunder, or to permit Milcom to perform any of its obligations hereunder, Milcom shall promptly so notify UWD in writing and, at UWD's request, Milcom shall promptly, at UWD's expense, take all actions required to make such filing, give such notice or obtain such approval. Milcom shall keep UWD currently informed of its efforts in this regard. Without limitation of the foregoing, Milcom shall comply with the United States Foreign Corrupt Practices Act, and shall indemnify UWD from any failure to comply with or violation of such Act by Milcom. Milcom, at its expense, shall obtain and maintain in effect all permits, licenses and other consents necessary to the conduct of its activities hereunder.

     6.7  Actions Concerning Licensed Trademarks.  Milcom shall not contest or
          --------------------------------------
take any action that would jeopardize or diminish UWD's exclusive rights in the Licensed Trademarks, and, if Milcom should acquire any interest therein, it shall promptly assign and convey such interest and associated goodwill to UWD.

7.   Limited Warranties; Disclaimers; Limitations.
     --------------------------------------------

     7.1  Authority.  Each party represents to the other that it has full
          ---------
corporate power and authority to enter into this License Agreement and to carry out the provisions hereof.

     7.2  No Conflicts.  UWD represents and warrants that is has the legal right
          ------------
to grant the licenses granted herein, and that it has no other outstanding agreements or obligations inconsistent with the terms and provisions of this License Agreement.

     7.3  Disclaimer.  EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, UWD
          ----------                                         ---------
MAKES NO REPRESENTATIONS OR WARRANTIES OF ANY KIND, WHETHER EXPRESS, IMPLIED, OR ARISING BY CUSTOM OR TRADE USAGE, WITH RESPECT TO THE COMPATIBLE AMPLIFIERS, LICENSED PATENTS, LICENSED KNOW-HOW, LICENSED TRADEMARKS, DOCUMENTATION, OR ANY SERVICES, MATERIALS OR RIGHTS PROVIDED HEREUNDER, OR OTHERWISE IN CONNECTION WITH THIS LICENSE AGREEMENT. WITHOUT LIMITING THE FOREGOING, UWD EXPRESSLY DISCLAIMS ANY IMPLIED WARRANTY OR REPRESENTATION (i) AS TO THE VALIDITY OR SCOPE OF ANY LICENSED PATENTS, (ii) THAT ANY COMPATIBLE AMPLIFIER, OR ITS DEVELOPMENT, MANUFACTURE, MARKETING, SALE, DISPOSITION OR USE, OR ANY ACTIVITIES OF MILCOM CONTEMPLATED BY THIS LICENSE AGREEMENT, WILL BE FREE FROM INFRINGEMENT OF ANY PATENT, COPYRIGHT, TRADEMARK OR OTHER RIGHTS OF ANY THIRD PARTY, (iii) AS TO
THE QUALITY OR PERFORMANCE OF ANY COMPATIBLE AMPLIFIER MADE UNDER THIS LICENSE AGREEMENT, OR (iv) OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.

     7.4  Limitations of Liability. UNDER NO CIRCUMSTANCES SHALL MILCOM BE
          ------------------------
ENTITLED TO RECOVER FROM UWD ANY INCIDENTAL, CONSEQUENTIAL, INDIRECT, SPECIAL
OR PUNITIVE DAMAGES (INCLUDING, WITHOUT LIMITATION, DAMAGES FOR LOSS OF BUSINESS, LOSS OF PROFITS OR LOSS OF USE), WHETHER BASED ON CONTRACT, TORT (INCLUDING NEGLIGENCE), OR ANY OTHER CAUSE OF ACTION RELATING TO THE COMPATIBLE AMPLIFIERS, LICENSED PATENTS, LICENSED KNOW-HOW, LICENSED TRADEMARKS, DOCUMENTATION, OR ANY SERVICES, MATERIALS OR RIGHTS PROVIDED HEREUNDER, OR OTHERWISE RELATING TO THIS LICENSE AGREEMENT, EVEN IF UWD HAS BEEN INFORMED OR SHOULD KNOW OF THE POSSIBILITY OF SUCH DAMAGES. EXCEPT WITH RESPECT TO ANY CLAIM OF INFRINGEMENT COVERED BY SECTION 8.1, IN NO EVENT SHALL THE LIABILITY OF UWD (WHETHER BASED ON CONTRACT, TORT (INCLUDING NEGLIGENCE) OR ANY OTHER CAUSE OF ACTION) EXCEED THE AGGREGATE AMOUNT OF ROYALTIES ACTUALLY RECEIVED BY UWD PURSUANT TO SECTION 3.1.

     7.5  Certain Additional Limitations.  In connection with all sales or other
          ------------------------------
dispositions of Compatible Amplifiers by Milcom, Milcom shall expressly extend all limitations of liability benefitting UWD so that they also cover and benefit UWD's licensors and suppliers.

8.   Indemnification; Insurance.
     --------------------------

     8.1  Indemnification.  Milcom shall indemnify and hold UWD harmless from
          ---------------
and against any and all claims, demands, actions, losses, liabilities, damages and expenses (including, without limitation, reasonable attorneys' fees) (collectively, "Losses") that arise out of or are incurred in connection with Milcom's development or manufacture of any Compatible Amplifiers or the marketing, distribution, sale, disposition or use by anyone (including, without limitation, Milcom, its agents, resellers, and end users) of any such Compatible Amplifiers or provision by anyone of any related services; provided, however, in no event shall Milcom be required to indemnify or hold UWD harmless from and against any Losses that arise our of a) any wrongful or negligent act or omission of UWD or its agents or representatives b) any claim of infringement for which Milcom is entitled to indemnification pursuant to the second paragraph of this Section 8.1. The foregoing shall include, subject to the limitation set forth in the immediately preceding sentence, without limitation, indemnifciation of UWD by Milcom against all Losses that arise out of or are incurred in connection with (i) any representation, warranty or agreement that is made by Milcom (or any of its agents or resellers) to or with any reseller, end user or other third party with respect to such Compatible Amplifier or service that otherwise arises out of any such transaction, or (ii) any claim that any such Compatible Amplifier or part thereof is defective (whether in design, materials, workmanship or otherwise) or that otherwise relates to any attribute, condition or failure of any such Compatible Amplifier, including, without limitation, any claim of product liability (whether brought in tort, warranty, strict liability or other form of action) or negligence.

UWD shall indemnify and hold Milcom harmles from and against any and all Losses that arise out of or are incurred in connection with any wrongful or negligent act or omission of UWD or its agents or representatives. In addition, UWD hereby agrees to defend or settle, at its own expense, any claim made against Milcom that Milcom's use, within the scope of this License Agreement, of the Base Station Amplifier Technology infringes any patent, copyright, trade secret, or other proprietary right of any third party, and shall indemnify Milcom and hold it harmless against any final judgment, including an award of reasonable attorney's fees, which may be awarded against Milcom as a result of the foregoing; provided that Milcom shall give UWD prompt written notice of such claim and shall provide UWD with all reasonable cooperation and information in Milcom's possession and sole control over the defense and settlement of any such claim.

     8.2  Insurance.  Milcom will procure and maintain at its expense
          ---------
comprehensive general liability insurance with a reputable insurer in the amounts of not less than $2,000,000 per incident and $2,000,000 annual aggregate. Such comprehensive general liability insurance will (a) provide product liability coverage, (b) provide broad form contractual liability coverage extending to Milcom's indemnification under Section 8.1, (c) contain no products or completed operations exclusions, (d) be in occurrence form, (e) name UWD as an additional insured, and (f) be primary, and any applicable insurance maintained by UWD will be excess and non-contributing. Milcom will maintain such insurance during (i) the period that any product or service relating to, or developed pursuant to, this License Agreement is being distributed, sold or provided by Milcom, and (ii) ten years after the end of the period referred to in clause (i). Milcom will provide UWD with written evidence of such insurance upon request of UWD, and will provide UWD with written notice at least thirty
(30) days prior to any cancellation, non-renewal, reduction or other material change in such insurance.

9.   Termination.
     -----------

     9.1  License Term.  This License Agreement shall continue in full force
          ------------
and effect from the Effective Date until terminated pursuant to this section 9 ("License Term").

     9.2  Termination by Either Party.  Notwithstanding anything herein to the
          ---------------------------
contrary, each party shall have the right, in addition and without prejudice to any other rights or remedies, to terminate this License Agreement if:

          (a) the other party fails to pay any sum of money when due hereunder or commits any material breach of the terms hereof which, in the case of a breach capable of remedy, shall not have been remedied within (i) ten (10) days in the case of nonpayment, or (ii) thirty (30) days in the event of any other breach, of the receipt by the party in default of notice specifying the breach and requiring its remedy; or

          (b) the other shall dissolve, liquidate, or cease to carry on business operations.

     9.3  Termination by UWD.  Without limiting any other rights or remedies of
          ------------------
UWD, UWD may at its option terminate this License Agreement by giving written notice to Milcom upon the occurrence of any of the following events:

          (a) Milcom becomes insolvent or unable to pay its debts generally as they mature;

          (b)  Milcom makes a general assignment for the benefit of creditors;

          (c) Milcom is adjudicated bankrupt under any involuntary petition for bankruptcy or similar proceeding;

          (d) Milcom files a petition in bankruptcy or a petition or answer seeking a reorganization, arrangement with creditors or composition or other similar relief under the bankruptcy laws of the United States or under any other similar law applicable to Milcom; or

          (e) Milcom consents to the appointment of a trustee or receiver for Milcom or any part of its property.

     9.4  Effect of Termination.
          ---------------------

          (a) Upon any expiration or termination of this License Agreement, all rights and licenses granted to Milcom hereunder shall terminate.

          (b) No expiration or termination of this License Agreement shall relieve Milcom of any obligation to pay amounts due as a result of any transaction prior to the date of expiration or termination (including royalties on Net Sales through such date) nor affect any other rights or liabilities of the parties which may have accrued prior to the date of expiration or termination. Notwithstanding anything herein to the contrary, upon any expiration or termination of this License Agreement, the provisions of Sections 3.2, 4.2, 4.3, 5, 7.3, 7.4, 7.5, 8.1, 8.2, 9.4, and all of Articles 10 and 11
shall survive such expiration or termination and continue in effect.

10.  Confidential Information.
     ------------------------

     10.1 Confidentiality Obligation.  Each party shall hold in confidence any
          --------------------------
Confidential Information disclosed by the other or otherwise obtained by such party as a result of activities contemplated by this License Agreement, and each party shall protect the confidentiality thereof with the same degree of care that it exercises with respect to its own information of a like nature, but in no event less than reasonable care. Access to Confidential Information must be restricted to the receiving party's employees, who, in each case, need to have access to carry out a permitted use and are bound in writing to maintain the confidentiality of such Confidential Information. The Confidential Information, and all copies of part or all thereof, shall be and remain the exclusive property of the disclosing party, and the receiving party shall acquire only such rights as are expressly set forth under the terms and conditions of this License Agreement and only for so long as such rights are in effect.

     10.2 Exceptions. Notwithstanding any provisions contained herein concerning
          ----------
nondisclosure and non-use of the Confidential Information, the obligations of
Section 10.1 and 10.3 shall not
apply to any portion of the Confidential Information which the receiving party can demonstrate by legally sufficient evidence:

          (a) now or hereafter, through no act or failure to act on the part of the receiving party, becomes generally known in the electronics industry;

          (b) is known to the receiving party at the time of receiving such Confidential Information without an obligation of confidentiality;

          (c) is hereafter furnished to the receiving party by a third party as a matter of right without restriction on disclosure;

          (d) is independently developed by the receiving party without use of any Confidential Information received from the other; or

          (e) is disclosed in response to a valid order of a court or other governmental body or any political subdivision thereof; provided, however, that the party making the disclosure pursuant to such an order shall promptly give notice to the other party and make a reasonable effort to obtain a protective order requiring that Confidential Information so disclosed be used only for the purposes for which the order was issued.

     10.3 Limitation on Use.  Except as provided in this License Agreement, a
          -----------------
receiving party shall not use, make, have made, distribute or disclose any copies of the Confidential Information, in whole or in part, without the prior written authorization of the disclosing party.

     10.4 Termination.  Subject to any surviving license rights as determined by
          -----------
Section 9.4, each party shall, upon termination of this License Agreement, immediately discontinue use of the other's Confidential Information. Within a reasonable time after termination of this License Agreement, but in no event later than thirty (30) days thereafter, all materials containing such Confidential Information shall be returned by the receiving party or destroyed with the disclosing party's written consent, except that the receiving party may retain a copy of any Confidential Information that is reasonably necessary to its exercise of any such surviving license right. An officer of the receiving party shall certify in writing to the disclosing party that the receiving party has complied with the obligations of this Section 10.4.

     10.5 Survival.  Notwithstanding any termination of this License Agreement
          --------
the obligations set forth in this Article 10 shall survive any termination of this License Agreement.

11.  Miscellaneous.
     -------------

     11.1 Governing Law.  This License Agreement shall be governed by and
          -------------
construed in accordance with the substantive laws of the State of Delaware, without regard to its principles of conflicts of laws. Any dispute arising hereunder or concerning any transaction contemplated hereby shall be resolved only in a state or federal court located in the State of Delaware, and each of the parties hereby agrees to submit itself to the exclusive jurisdiction and venue of such courts for such purposes. The United Nations Convention on Contracts for the International Sale of Goods shall not apply to this License Agreement. The English language version of this License Agreement shall be the official text hereof, despite translations or interpretation of this License Agreement in other languages.

     11.2 Attorneys' Fees.  In the event of any legal action to enforce the
          ---------------
terms and conditions of this License Agreement, the prevailing party in any such action shall be entitled to its costs and expenses, including reasonable attorneys' fees, expended in enforcing its rights hereunder.

     11.3 Notices.  All notices and requests required or authorized hereunder
          -------
shall be made in writing, shall be effective upon receipt, and shall be sufficiently given if personally delivered or if sent by courier or certified mail, return receipt requested, addressed to the President of the party entitled or required to receive such notice at the address for such party set forth at the outset hereof, or such other address as such party may specify by such notice.

     11.4 Complete Agreement. This License Agreement and the Exhibits hereto
          ------------------
constitute and express the final, complete and exclusive agreement and understanding between the parties with respect to their subject matter and supersede all previous communications, representations or agreements, whether written or oral, with respect to the subject matter hereof.

     11.5 Export Administration. Where applicable, Milcom shall comply, at its
          ---------------------
own expense, with the export control laws of the United States of America and relevant regulations issued by the United States Department of Commerce and Department of State.

     11.6 Independent Contractors. Milcom and UWD are independent contractors
          -----------------------
and are not, and shall not represent themselves as, principal and agent, partners or joint venturers. Neither party shall attempt to act, or represent itself as having the power, to bind the other or create any obligation on behalf of the other. Each party shall assume complete responsibility for obligations under federal and state employers' liability, worker's compensation, social security, unemployment insurance, tax withholding, occupational safety and health administration laws and other federal, state and local laws and all United Kingdom, Canadian and other non-U.S. laws with respect to itself.

     11.7   Amendment; Waiver.  This License Agreement may not be modified,
            -----------------
amended, rescinded, canceled or waived, in whole or part, except by a written instrument signed by the parties; provided, that any unilateral undertaking or waiver made by one party in favor of the other shall be enforceable if undertaken in a writing signed by the party to be charged with the undertaking or waiver. No delay or omission by either party hereto in exercising any right or power occurring upon any noncompliance or default by the other party with respect to any of the terms of this License Agreement will impair any such right or power or be construed to be a waiver thereof. A waiver by either of the parties hereto of any of the covenants, conditions or agreements to be performed by the other will not be construed to be a waiver of any succeeding breach thereof or of any other covenant, condition or agreement herein contained.

     11.8   Severability.  Whenever possible, each provision of this License
            ------------
Agreement shall be interpreted in such manner as to be effective and valid under applicable law. If any provision of this License Agreement is determined to be invalid or unenforceable, it shall be deemed stricken and the remainder of the License Agreement shall continue in full force and effect. If practicable, the parties shall negotiate in good faith to replace the severed provision by a mutually acceptable valid, legal and enforceable provision that reflects the intentions of the parties underlying the severed provision.

     11.9   Force Majeure.  The failure of any party hereunder to perform any
            -------------
obligation otherwise due (except for the payment of moneys due hereunder) as a result of governmental action, law, order or regulation, or as a result of war, act of public enemy, strike or other labor disturbance, fire, flood, act of God or other causes of like kind beyond the reasonable control of such party, shall be excused for so long as said cause exists to the extent such failure is caused by such event.

     11.10  Captions.  The captions herein have been inserted solely for
            --------
convenience of reference and in no way define or limit the scope or substance of any provision of this License Agreement.

     11.11  Meaning of Certain Terms.  As used in this License Agreement,
            ------------------------
"herein" and "hereof" shall refer to this License Agreement as a whole, and "including" shall mean "including but not limited to." All dollar amounts stated herein are expressed in United States dollars. All references herein to Sections shall be deemed to refer to Sections of this License Agreement unless specified to the contrary.

     11.12  Counterparts.  This License Agreement may be executed in
            ------------
counterparts with the same force and effect as if each of the signatories had executed the same instrument.

     IN WITNESS WHEREOF, the parties hereunder have executed this License Agreement as of this 30th day of August, 1995.

UNIQUE WIRELESS                        MILCOM INTERNATIONAL CORP.
DEVELOPMENTS, L.L.C.

BY: /s/ STEVEN E. FULFORD              BY: /s/ ALFONSO G. CORDERO
    -----------------------                -----------------------

TITLE: PRESIDENT                       TITLE: CEO
       --------------------                   --------------------

                                   EXHIBIT A

                              Licensed Trademarks

The following trademarks of UWD are the Licensed Trademarks:

DC/MA
DCMA
DYNAMIC CHANNEL/MULTI-CARRIER ARCHITECTURE

                                   EXHIBIT B

                                   Territory

The Territory shall consist of the following countries:

The entire world except those countries to which the Base Station Amplifier Technology cannot be exported pursuant to U.S. Export Administration laws or regulations.